ELECTRONIC DATA SYSTEMS CORPORATION

EDS PUERTO RICO SAVINGS PLAN

FORM 11-K/A
Amendment No. 1

ANNUAL REPORT

FOR THE YEAR ENDED DECEMBER 31, 2002

FILED PURSUANT TO SECTION 15(d)

OF THE

SECURITIES EXCHANGE ACT OF 1934

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 11-K/A
Amendment No. 1

             X        ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES

                        EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2002

OR

            ___      TRANSITION REPORT TO SECTION 15(D) OF THE SECURITIES

                        EXCHANGE ACT OF 1934

For the transition period from ________ to ________

Commission file number 1-11779

EDS PUERTO RICO SAVINGS PLAN

(Full title of the plan)

Electronic Data Systems Corporation

5400 Legacy Drive

Plano, Texas  75024-3105

(Name of issuer of the securities held pursuant to

the plan and the address of its principal executive offices)

Registrant's telephone number, including area code:   (972) 604-6000

            Notices and communications from the Securities and the Exchange Commission relative to this report should be forwarded to:

                                                                                    Michael Milton, Controller

                                                                                    Electronic Data Systems Corporation

                                                                                    5400 Legacy Drive

                                                                                    Plano, Texas  75024-3105

Explanatory Note:

This Form 11-K/A amends the Form 11-K of the EDS Puerto Rico Savings Plan filed on June 30, 2003 solely for the purpose of updating Exhibit 23 - Consent of Independent Auditors with the attached.

SIGNATURE

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees of the EDS Puerto Rico Savings Plan have duly caused this amendment no. 1 to the annual report to be signed on its behalf by the undersigned hereunto duly authorized.

EDS PUERTO RICO SAVINGS PLAN

(Name of plan)

Electronic Data Systems Corporation

Plan Administrator

Date:     June 30, 2003                                                                  By: /S/ MICHAEL MILTON
                                                                                                           Michael Milton, Controller